-------
|FORM 4|
-------

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Kanders                          Warren                 B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                           c/o Kanders & Company, Inc.
                           Two Soundview Drive
--------------------------------------------------------------------------------
                                    (Street)

  Greenwich                           CT                 06830
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Clarus Corporation (CLRS)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     4/11/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Executive Chairman
     -------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________



================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                5.
                                                                                                Amount of      6.
                                                                 4.                             Securities     Owner-
                                                                 Securities Acquired (A) or     Beneficially   ship
                            2.         2A.          3.           Disposed of (D)                Owned          Form:      7.
                            Trans-     Deemed       Transaction  (Instr. 3, 4 and 5)            Following      (D)        Nature of
                            action     Execution    Code         -----------------------------  Reported       Direct     Indirect
1.                          Date       Date, if any (Instr. 8)                   (A)            Transaction(s) or (I)     Beneficial
Title of Security           (Month/    (Month/      ------------                 or             (Instr. 3      Indirect   Ownership
(Instr. 3)                  Day/Year)  Day/Year)    Code     V      Amount      (D)    Price    and 4)         (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                4/11/03                  A              500,000(1)   A             2,159,450         D
par value $0.0001 per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) Comprised of 500,000 shares of restricted stock, having voting, dividend, distribution and other rights, which shall vest and become nonforfeitable if Mr. Kanders is an employee and/or a director of the Issuer or a subsidiary or affiliate of the Issuer on the earlier of (i) the date the closing price of the Issuer's common stock equals or exceeds $15.00 per share for each of the trading days during a ninety consecutive day period, or (ii) the tenth anniversary of the date of grant, subject to acceleration in certain circumstances.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                         9.
                                                                                                         Number    10.
                                                                                                         of        Owner-
                                                                                                         deriv-    ship
                                                                                                         ative     Form
            2.                                                                                           Secur-    of
            Conver-                             5.                              7.                       ities     Deriv-   11.
            sion                                Number of                       Title and Amount         Bene-     ative    Nature
            or                                  Derivative    6.                of Underlying     8.     ficially  Secur-   of
            Exer-             3A.       4.      Securities    Date              Securities        Price  Owned     ity:     In-
            cise              Deemed    Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of     Follow-   Direct   direct
            Price   3.        Execut-   action  or Disposed   Expiration Date   ----------------  Deriv- ing       (D) or   Bene-
1.          of      Trans-    ion       Code    of (D)        (Month/Day/Year)            Amount  ative  Reported  In-      ficial
Title of    Deriv-  action    Date, if  (Instr. (Instr. 3,    ----------------            or      Secur- Trans-    direct   Owner-
Derivative  ative   Date      any       8)      4, and 5)     Date     Expira-            Number  ity    action(s) (I)      ship
Security    Secur-  (Month/   (Month/   ------  ------------  Exer-    tion               of      (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Day/Year) Day/Year) Code V   (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*     If the Form is filed by more than one reporting person, See Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Warren B. Kanders                                        April 15, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                                                          Page 2